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                   [THE WILLIAMS COMPANIES, INC. LETTERHEAD]

                                                                     EXHIBIT 5.1


                                August 15, 1997



The Williams Companies, Inc.
One Williams Center
Tulsa, OK 74172

Dear Sirs:

        The Williams Companies, Inc., a Delaware corporation (the "Company") contemplates filing a Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the "Act"), relating to the registration of Common Stock of the Company, $1.00 par value (the "Common Stock") and associated preferred stock purchase rights (the "Rights"), to be issued pursuant to the terms of the WilTel Communications, LLC Investment Plan (the "Plan").

        As Counsel for the Company, I have examined the corporate proceedings and such other legal matters as I deem relevant to the authorization and issuance of the Common Stock and the Rights. Based on such examination, it is my opinion that when the Common Stock has been issued by the Company pursuant to the terms of the Plan, the Common Stock and the Rights will be legally issued, fully paid, and nonassessable.

        I hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.


                                             Very truly yours,

                                             /s/ SHAWNA L. BARNARD
                                             ------------------------
                                             Shawna L. Barnard